Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                February 15, 2018
Unaudited Fourth Quarter Financial Statements                                                                                                                                                                                                                                        Investor Contact:  William Vens
                                                                                                                                                                                                                                                                                                                           investors@baldwinandlyons.com
                                                                                                                                                                                                                                                                                                                                                              (317) 429-2554

BALDWIN & LYONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

●	Net income of $16.5 million, or $1.10 per share for the fourth quarter of 2017 compared to net income of $4.9 million, or $0.32 per share, for the prior year
●	Net income during the fourth quarter of 2017 included an estimated tax benefit from reduced corporate tax rates of $9.6 million, or $0.64 per share
●	Gross premiums written during 2017 increased 25.2% to $504.7 million compared to $403.0 million during 2016.
●	Combined ratio during the fourth quarter of 2017 was 99.3%, compared to 104.5% during the fourth quarter of 2016.

Carmel, Indiana, February 15, 2018—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today reported results for the fourth quarter and twelve months of 2017.  The Company produced fourth quarter net income of $16.5 million, or $1.10 per share, which compares to net income of $4.9 million, or $0.32 per share, for the prior year's fourth quarter.  For the full year of 2017, net income totaled $18.3 million, or $1.21 per share, which compares to net income of $28.9 million, or $1.92 per share, for the prior year.
Net premiums earned for the fourth quarter of 2017 increased 40.4% to $97.1 million compared to the prior year period. For full year 2017, net premiums earned increased 18.9% to $328.1 million. The continued growth in the Company's commercial automobile and workers' compensation products as well as growth in the Company's programs book of business contributed to the increase in premiums earned.
Gross premiums written for the fourth quarter of 2017 increased 37.5% to $144.2 million compared to $104.9 million written during the prior year period.  Gross premiums written for full year 2017 increased 25.2% to $504.7 million compared to $403.0 million written during the prior year.  The increases were primarily driven by continued growth in the Company's commercial automobile and workers' compensation products as well as growth in the Company's programs book of business.
Net investment income for the fourth quarter of 2017 increased 42.2% to $5.7 million compared to $4.0 million in the prior year period. Full year 2017 net investment income increased 24.9% to $18.1 million, compared to $14.5 million in prior year. The increase reflects higher interest rates, higher reinvestment yields for core fixed income securities, increased dividends from equity securities, and an increase in average funds invested resulting from positive cash flow.
Underwriting operations produced a combined ratio of 99.3% during the fourth quarter of 2017 compared to a combined ratio of 104.5% for the prior year period.  The fourth quarter 2017 combined ratio includes $2.7 million (2.8 percentage points) of unfavorable prior year reserve development, predominately related to legacy business lines which are now in run-off, compared to unfavorable prior year development of $3.4 million (5.0 percentage points) during the prior year period.  The combined ratio difference between the fourth quarter of 2017 and 2016 reflects adverse development during the fourth quarter of 2016 related to a number of infrequent, but severe Public Transportation charter bus claims.  For full year 2017, the combined ratio was 108.4% compared to a combined ratio of 98.1% for the prior year with the difference primarily related to reserve strengthening in the second quarter of 2017.  Prior year unfavorable reserve development in 2017 totaled $19.2 million compared to $13.8 million for the full year 2016.

Book value per share as of December 31, 2017 was $27.83, an increase of $0.90 per share during the fourth quarter, after the payment of cash dividends to shareholders totaling $0.27 per share.  For full year 2017, book value per share increased $1.02 after the payment of cash dividends to shareholders totaling $1.08 per share.  The combination of the year-to-date increase in book value of $1.02, plus dividends paid to shareholders of $1.08, represents an annualized total value creation of 7.8% on beginning book value for the full year 2017.
The Company's net income, determined in accordance with U.S. generally accepted accounting principles (GAAP) includes items that may not be indicative of ongoing operations. The following table reconciles income before federal income taxes to underwriting income (loss), a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016

Income before federal income taxes	$10,506	$7,067	$10,122	$43,054
Less: Net realized gains on investments	4,152	6,204	19,686	23,228
Income (loss) from core business operations	$6,354	$863	$(9,564)	$19,826
Less: Net investment income	5,661	3,982	18,095	14,483
Underwriting income (loss)	$693	$(3,119)	$(27,659)	$5,343

Income (loss) from core business operations, before federal income taxes, was $6.4 million for the fourth quarter of 2017 compared to income (loss) from core business operations, before federal income taxes, of $0.9 million during the fourth quarter of 2016.  Income (loss) from core business operations, before federal income tax benefits, was ($9.6 million) for the full year 2017 compared to income (loss) from core business operations, before federal income taxes, of $19.8 million during the prior year.
The Company's management uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income before federal income taxes excluding pre-tax realized investment gains and losses.  This financial measure is used to evaluate the Company's performance because the recognition of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends. The Company believes equity analysts exclude gains and losses on investments in their analysis of the Company's results.
The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company's GAAP underwriting results.

Conference Call Information:
Baldwin & Lyons, Inc. has scheduled its quarterly conference call for Thursday, February 15, 2018, at 11:00 AM EST to discuss results for the fourth quarter ended December 31, 2017.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through February 22, 2018 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13674841.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until August 15, 2018.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=127689.
Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-K but do not include all of the information and footnotes as disclosed in the Company's annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Baldwin & Lyons, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands, except per share data)

	December 31	December 31
	2017	2016
Assets
Investments [1]:
Fixed maturities ($521,017)	$521,853	$491,904
Equity securities ($130,751)	201,763	119,945
Limited partnerships, at equity	70,806	76,469
Short-term [2]	1,000	1,500
	795,422	689,818
Cash and cash equivalents	64,680	62,976
Accounts receivable	87,551	64,984
Reinsurance recoverable	318,331	255,024
Other assets	72,691	78,732
Current federal income taxes	6,938	2,603
	$1,345,613	$1,154,137

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$680,274	$576,330
Reserves for unearned premiums	53,085	21,694
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	159,085	120,356
Deferred federal income taxes	14,358	11,412
	926,802	749,792
Shareholders' equity:
Common stock-no par value	642	644
Additional paid-in capital	55,078	54,286
Unrealized net gains on investments	46,700	34,051
Retained earnings	316,391	315,364
	418,811	404,345
	$1,345,613	$1,154,137

Number of common and common
equivalent shares outstanding	15,047	15,084
Book value per outstanding share	$27.83	$26.81

[1] 2017 cost in parentheses
[2] Approximates cost

Baldwin & Lyons, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
Revenues
Net premiums earned	$97,075	$69,141	$328,145	$276,011
Net investment income	5,661	3,982	18,095	14,483
Net realized gains on investments	4,152	6,204	19,686	23,228
Commissions and other income	1,520	1,241	5,308	5,275
	108,408	80,568	371,234	318,997
Expenses
Losses and loss expenses incurred	66,492	48,366	247,518	186,481
Other operating expenses	31,410	25,135	113,594	89,462
	97,902	73,501	361,112	275,943
Income before federal income taxes (benefits)	10,506	7,067	10,122	43,054
Federal income taxes (benefits)	(5,970)	2,203	(8,201)	14,109
Net income	$16,476	$4,864	$18,323	$28,945

Per share data - diluted:
Income before net gains on investments	$.92	$.06	$.37	$.92
Net gains on investments	.18	.26	.84	1.00
Net income	$1.10	$.32	$1.21	$1.92

Dividends	$.27	$.26	$1.08	$1.04

Reconciliation of shares outstanding:
Average shares outstanding - basic	15,010	15,084	15,065	15,072
Dilutive effect of share equivalents	35	-	42	12
Average shares outstanding - diluted	15,045	15,084	15,107	15,084

Baldwin & Lyons, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31
	2017	2016

Net cash provided by operating activities	$91,865	$32,368
Investing activities:
Purchases of available-for-sale investments	(410,140)	(400,670)
Purchases of limited partnership interests	(1,097)	-
Proceeds from sales or maturities
of available-for-sale investments	325,086	367,254
Net sales of short-term investments	500	11,258
Distributions from limited partnerships	19,230	1,462
Other investing activities	(6,080)	(6,666)
Net cash used in investing activities	(72,501)	(27,362)
Financing activities:
Dividends paid to shareholders	(16,302)	(15,803)
Repurchase of common shares	(1,880)	-
Net cash used in financing activities	(18,182)	(15,803)

Effect of foreign exchange rates on cash and cash equivalents	522	235

Increase (decrease) in cash and cash equivalents	1,704	(10,562)
Cash and cash equivalents at beginning of period	62,976	73,538
Cash and cash equivalents at end of period	$64,680	$62,976

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016

Annualized
Book value per share beginning of period	$26.93	$26.98	$26.81	$26.25
Book value per share end of period	27.83	26.81	27.83	26.81
Change in book value per share	$0.90	$(0.17)	$1.02	$0.56
Dividends paid	0.27	0.26	1.08	1.04
Total value creation [1]	17.4%	1.3%	7.8%	6.1%

Return on average shareholders' equity:
Net operating income	15.1%	0.9%	1.5%	3.8%
Net income	18.0%	5.3%	4.9%	8.0%

Loss and LAE expenses incurred	$66,492	$48,366	$247,518	$186,481
Net premiums earned	97,075	69,141	328,145	276,011
Loss and LAE ratio	68.5%	70.0%	75.4%	67.6%

Other operating expenses	$31,410	$25,135	$113,594	$89,462
Less: Commissions and other income	1,520	1,241	5,308	5,275
Other operating expenses, less commission and other income	$29,890	$23,894	$108,286	$84,187
Net premiums earned	97,075	69,141	328,145	276,011
Expense ratio	30.8%	34.5%	33.0%	30.5%

Combined ratio [2]	99.3%	104.5%	108.4%	98.1%

Gross premiums written	$144,179	$104,884	$504,737	$403,004
Net premiums written	106,930	68,988	353,389	271,752

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value. Quarterly amounts have been annualized
[2] The combined ratio is calculated as ratio of losses and loss expenses incurred, plus other operating expenses, less commission and other income to net premiums earned.